Prospectus Supplement No. 3 (To Prospectus dated September 27, 2021)	Filed pursuant to Rule 424(b)(3) Registration No. 333-259514

This prospectus supplement updates, amends and supplements the prospectus dated September 27, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259514). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on November 1, 2021, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

On October 29, 2021, the closing price of our Class A Common Stock was $8.12 per share and the closing price of our public warrants was $0.96 per warrant.

Investing in our securities involves a high degree of risks. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 1, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2021
AgileThought, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39157	87-2302509
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas	(971) 501-1140	75039
(Address of Principal Executive Offices)	(Registrant's telephone number, including area code)	(Zip Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	AGIL	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	AGILW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 29, 2021 AgileThought, Inc. (“AgileThought”) entered into a Ninth Amendment (the “Amendment”) to the Amended and Restated Credit Agreement by and among IT Global Holding LLC, 4th Source LLC, AgileThought, LLC, AN Extend, S.A. de C.V., AN Evolution S. de R.L. de C.V., AN Global LLC, AgileThought, Inc., the financial institutions party thereto as lenders, and Monroe Capital Management Advisors, LLC, as Administrative Agent (the “Credit Facility”). The Amendment extends the due date of the amortization payment obligation of $4,000,000 that AgileThought owed pursuant to the Credit Facility from October 29, 2021 to November 19, 2021.

The foregoing description of the Amendment does not constitute a complete summary of the Amendment and is qualified by reference in its entirety to the full text of the Amendment filed herewith. The other material terms and conditions set forth in the Credit Facility remain unchanged. For a description of the Credit Facility, see AgileThought’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on September 14, 2021 and AgileThought’s Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission on October 7, 2021 and October 15, 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1
Ninth Amendment to Amended and Restated Credit Agreement, dated October 29, 2021, by and among IT Global Holding LLC, 4th Source LLC, AgileThought, LLC, AN Extend, S.A. de C.V., AN Evolution S. de R.L. de C.V., AN Global LLC, AgileThought, Inc., the financial institutions party thereto as lenders, and Monroe Capital Management Advisors, LLC.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2021

AGILETHOUGHT, INC.

By:	/s/ Jorge Pliego Seguin
Jorge Pliego Seguin
Chief Financial Officer